FOR IMMEDIATE RELEASE	Contact: Jeffrey A. Sanders
April 29, 2014	Corporate Communications & Planning Director
317.465.0529
jsanders@fhlbi.com

Federal Home Loan Bank of Indianapolis Declares Dividends
and Reports First Quarter 2014 Financial Results

Indianapolis, IN…On April 29, 2014, the Board of Directors of the Federal Home Loan Bank of Indianapolis ("FHLBI") declared dividends on Class B-1 and Class B-2 capital stock at annualized rates of 3.75% and 3.00%, respectively. These dividends will be paid in cash on April 30, 2014.

Net Income for the first quarter of 2014 was $33.7 million. The decrease of $5.8 million compared to the same period in 2013 was substantially due to lower Net Interest Income After Provision for Credit Losses, partially offset by higher Other Income that primarily resulted from unrealized gains on derivatives and hedging activities. Net Interest Income After Provision for Credit Losses decreased by $16.8 million or 26% in the first quarter of 2014, compared to the same period in 2013, due to lower net interest spreads and a lower overall level of interest-earning assets.

Total Assets at March 31, 2014 were $36.5 billion, a net decrease of $1.3 billion or 3% compared to December 31, 2013. Advances outstanding totaled $17.1 billion, a net decrease of 1%. Mortgage Loans Held for Portfolio totaled $6.2 billion at March 31, 2014 and December 31, 2013. Investments totaled $12.1 billion, a net increase of 12% that was primarily attributable to the lack of short-term investment opportunities at December 31, 2013.

Consolidated Obligations at March 31, 2014 totaled $32.6 billion. The net decrease of $1.4 billion or 4% compared to December 31, 2013 was attributable to lower funding needs.

Total Capital at March 31, 2014 was $2.4 billion. The net increase of $33.8 million or 1% for the quarter ended March 31, 2014 consisted of a favorable change in Accumulated Other Comprehensive Income (Loss) of $16.4 million, a net increase in Retained Earnings of $11.5 million and a net increase in Capital Stock of $5.9 million.

Total Regulatory Capital at March 31, 2014 was $2.4 billion, an increase of $17.4 million or less than 1% for the quarter ended March 31, 2014. Our regulatory capital-to-assets ratio at March 31, 2014 was 6.6%, which exceeds all applicable regulatory capital requirements.

All amounts referenced above and in the following table are unaudited. More detailed information about our financial results for the quarter ended March 31, 2014 will be included in our Quarterly Report on Form 10-Q, which we intend to file in mid-May.

Federal Home Loan Bank of Indianapolis
Financial Highlights (unaudited) ($ amounts in millions, as rounded)
	Three Months Ended March 31,
Condensed Statements of Income	2014	2013
Net Interest Income After Provision for Credit Losses	$48	$64
Other Income (Loss)	6	(5)
Other Expenses	16	15
Affordable Housing Program Assessments	4	5
Net Income	$34	$39

Condensed Statements of Condition	March 31, 2014	December 31, 2013
Advances	$17,129	$17,337
Mortgage Loans Held for Portfolio, net	6,175	6,190
Investments (1)	12,107	10,780
Other Assets (2)	1,111	3,479
Total Assets	$36,522	$37,786

Consolidated Obligations, net	$32,608	$34,019
Mandatorily Redeemable Capital Stock	17	17
Other Liabilities	1,480	1,366
Total Liabilities	34,105	35,402
Capital Stock, Class B Putable	1,616	1,610
Retained Earnings (3)	763	752
Accumulated Other Comprehensive Income (Loss)	38	22
Total Capital	2,417	2,384
Total Liabilities and Capital	$36,522	$37,786

Total Regulatory Capital (4)	$2,396	$2,379

(1)	Includes Held-to-Maturity Securities, Available-for-Sale Securities, Interest-Bearing Deposits, Securities Purchased Under Agreements to Resell, and Federal Funds Sold.

(2)	Includes Cash and Due From Banks of $961 million and $3.3 billion at March 31, 2014 and December 31, 2013, respectively.

(3)	Includes Restricted Retained Earnings of $92 million and $85 million at March 31, 2014 and December 31, 2013, respectively.
(4) Consists of Total Capital less Accumulated Other Comprehensive Income (Loss) plus Mandatorily Redeemable Capital Stock.

Safe Harbor Statement

This document may contain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 concerning plans, objectives, goals, strategies, future events or performance. Forward-looking statements can be identified by words such as "anticipates," "intends," "plans," "seeks," "believes," "estimates," "expects" or the negative of these terms or comparable terminology. Any forward-looking statement contained in this document reflects our current beliefs and expectations. Actual results or performance may differ materially from what is expressed in any forward-looking statements.

Any forward-looking statement contained in this document speaks only as of the date on which it was made. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Readers are referred to the documents filed by us with the U.S. Securities and Exchange Commission, specifically reports on Form 10-K and Form 10-Q, which include factors that could cause actual results to differ from forward-looking statements. These reports are available at www.sec.gov.

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Building Partnerships. Serving Communities.
The Federal Home Loan Bank of Indianapolis (FHLBI) is one of 12 regional banks that make up the Federal Home Loan Bank System. FHLBanks are government-sponsored enterprises created by Congress to ensure access to low-cost funding for their member financial institutions. FHLBanks are privately capitalized and funded, and receive no Congressional appropriations. The FHLBI is owned by its Indiana and Michigan financial institution members, which include commercial banks, credit unions, insurance companies, and savings banks. For more information about the FHLBI, visit www.fhlbi.com.

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